UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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AUTHENTEC, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2009

Dear Fellow Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders on Thursday, May 7, 2009 at 8:30 a.m. The meeting will be held at Hilton Melbourne Rialto Place, located at 200 Rialto Place, Melbourne, Florida 32901. The meeting will consist of a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided.

We look forward to seeing you at the annual meeting.

Sincerely yours,

/S/    F. SCOTT MOODY

F. Scott Moody

Chairman of the Board and Chief Executive Officer

100 Rialto Place, Suite 100

Melbourne, Florida 32901

(321) 308-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2009

To the Stockholders:

Notice is hereby given that the annual meeting of the stockholders of AuthenTec, Inc., a Delaware corporation, will be held on Thursday, May 7, 2009, at 8:30 a.m. local time, at Hilton Melbourne Rialto Place, located at 200 Rialto Place, Melbourne, Florida, 32901, for the following purposes:

(1)	To elect six (6) directors to hold office until the 2010 annual meeting of stockholders for a one year term and until their respective successors are elected and qualified; and

(2)	To transact such other business as may properly come before the meeting.

Our Board of Directors recommends a vote FOR Item 1. Stockholders of record at the close of business on April 6, 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 100 Rialto Place, Suite 100, Melbourne, Florida, 32901.

By order of the Board of Directors,

/S/    FREDERICK JORGENSON

Frederick Jorgenson

Vice President, General Counsel, and Secretary

April 7, 2009

IMPORTANT: Please mark, date and sign the enclosed proxy card and promptly mail it in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2009: Our Proxy Statement is attached. Financial and other information concerning AuthenTec, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended January 2, 2009. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at www.authentec.com/2009proxy.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AuthenTec, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, May 7, 2009, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 8, 2009.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on April 6, 2009, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 28,618,444 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other intermediaries holding shares of AuthenTec common stock beneficially owned by others to send this Proxy Statement to and obtain proxies from, the beneficial owners and will reimburse them for their reasonable expenses in so doing. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. We have also retained Mackenzie Partners, Inc. to assist us in the solicitation of proxies. The total amount estimated to be spent in connection with this proxy solicitation is $10,000.

Voting of Proxies

All shares of our common stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on the proxy, the shares will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of AuthenTec a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are to be elected at the annual meeting to hold office until the 2010 annual meeting of stockholders and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The Board of Directors recommends a vote “FOR” the nominees named below.

The following table sets forth information regarding our current directors:

Name	Principal Occupation	Age	Director Since
F. Scott Moody	Chairman of the Board and Chief Executive Officer	52	1998

Matthew P. Crugnale	President of Crugnale Associates	72	1998

Chris Fedde	President and Chief Operating Officer of SafeNet, Inc.	58	2008

Robert E. Grady	Managing Director of Carlyle Group	51	2004

Gustav H. Koven III	Partner/Manager of various Venture Capital Partnerships/LLCs	66	1999

William Washecka	Retired Partner of Ernst & Young LLP; Consultant	61	2008

DIRECTOR BIOGRAPHIES:

F. Scott Moody is our co-founder and has served as a director and our Chief Executive Officer since inception. He was elected as Chairman of our board of directors in October 2006. From inception to July 2006, he also served as our President. Prior to founding the company in 1998, Mr. Moody was the Vice President of the Core Products Division of the Semiconductor Sector of Harris Corporation, or Harris, now Intersil Corporation. Mr. Moody began his career at Harris in 1980, during which time he held positions in engineering, program management and marketing. Mr. Moody received a BS degree in Industrial Engineering from North Carolina State University and an Executive MBA from the University of Florida.

Matthew P. Crugnale has served as a member of our board of directors since our founding in 1998. Mr. Crugnale has had a 50-year career in the electronics industry, and since 1982 has been the President of Crugnale Associates, a Silicon Valley-based strategic consulting firm. Mr. Crugnale has successfully assisted over 70 start-up and spin-off technology companies. He was previously Vice President, International Marketing for Beckman Instruments Prior to this, Mr. Crugnale spent 20 years as a General Electric executive culminating his GE career as Director, Europe, where he worked directly for Jack Welch. Mr. Crugnale earned a BSEE degree from Case Institute of Technology, and his education includes graduate work at the Massachusetts Institute of Technology’s Sloan School of Management and Renesselar Polytechnic Institute.

Chris Fedde has served as a member of our board of directors since February 2008. Mr. Fedde has been the President and Chief Operating Officer of SafeNet, Inc., a $500 million global leader in information security, since October 2006. From February 2001 through October 2006, Mr. Fedde served as Director of Corporate Business Development and as a General Manager at SafeNet, Inc. Prior to joining SafeNet, Mr. Fedde was the Director of Secure Products at Harris Corporation, a position he held after leading several radio business units at Harris. Prior to this, Mr. Fedde directed R&D departments at Motorola, Inc. While at Motorola and Harris, he was awarded several patents in the wireless fields. Mr. Fedde is also on the board of SafeNet, a privately-held company. Mr. Fedde earned a BSEE degree from the University of Iowa.

Robert E. Grady has served as a member of our board of directors since June 2004. Since May 2000, Mr. Grady has been a Managing Director with the Carlyle Group where he has served as a member of the Management Committee and now serves as Chairman of Carlyle’s U.S. venture and growth capital fund, Carlyle Venture Partners. Prior to joining Carlyle, Mr. Grady was Managing Director and member of the Management Committee at Robertson Stephens & Company. Previously, he served in the White House as Deputy Assistant to President George H.W. Bush and Executive Associate Director of the Office of Management and Budget. Mr. Grady also serves on the board of directors of Maxim Integrated Products, Inc., a company that designs, manufacturers, and sells high-performance semiconductor products, and of several privately held companies. Mr. Grady is a former Director and Chairman of the National Venture Capital Association, and is a member of the Board of Governors of the Pardee RAND Graduate School, the Advisory Council of the Royal Bank of Canada’s Venture Capital Funds, and the National Commission on Energy Policy. Mr. Grady is a graduate of Harvard College and earned a MBA from Stanford Graduate School of Business.

Gustav H. Koven III has served as a member of our board of directors since 1999. Mr. Koven was a manager of certain aspects of Knickerbocker 1999 Direct Investments LLC from 1999 to 2008 and was a manager of certain aspects of HT 1999 Direct Investments LLC from 2004 to 2008. Mr. Koven has been the Managing Member of Wildfields Venture Advisors LLC since 2003. After June 2007, Mr. Koven’s role at Knickerbocker 1999 Direct Investments LLC and HT 1999 Direct Investments LLC was with respect to investments of those entities in companies other than the investment in our company. Mr. Koven is currently a Founding Partner of SmithDefieux Capital Partners (SDCP Partners LLC). From 1990 to the present, Mr. Koven has been a partner in a number of Edison Venture Fund partnerships. Prior to joining Edison, Mr. Koven was the President of Chase Manhattan Capital Corporation and Chase Manhattan Investment Holdings. Mr. Koven earned a Bachelor of Engineering degree from Stevens Institute of Technology and a MBA from Columbia University Graduate School of Business.

William Washecka has served as a member of our board of directors since June 2008. Mr. Washecka also serves as a director on the boards of Avalon Pharmaceuticals, Inc and Online Resources. From 2004 to 2006, Mr. Washecka served as Chief Financial Officer of Prestwick Pharmaceuticals, which specializes in therapies for central nervous system disorders. From 2001 to 2002, Mr. Washecka served as Chief Financial Officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a partner with Ernst & Young LLP, which he joined in 1972. He has a BS in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than F. Scott Moody, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules. The Board has also determined that Yubei “Ben” Yu, who served as a director until June 23, 2008, was independent at the time he served as a director.

Executive Sessions

The independent directors meet in regularly scheduled meetings at which time only the independent directors are present.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.authentec.com. The Board of Directors held 10 meetings during the fiscal year ended January 2, 2009. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year each of our directors, other than William Washecka, who was appointed to the Board of Directors in June 2008, attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended last year’s annual meeting.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Robert E. Grady	Member	Chair	Member
Gustav H. Koven III	Member	Member	Chair
Matthew P. Crugnale	Member	Member
Chris Fedde		Member	Member
William Washecka(1)	Chair		Member
Yubei “Ben” Yu(1)		Member

Number of Meetings:	9	6	1

(1)	Dr. Yu resigned from the Board, Compensation Committee and the Nominating and Corporate Governance Committee on June 23, 2008. Mr. Grady was appointed as the Chairman of the Compensation Committee immediately following Dr. Yu’s resignation. Mr. Washecka joined the Board, the Audit Committee as its Chairman, and the Nominating and Corporate Governance Committee on June 23, 2008.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	is responsible for the appointment, compensation and retention of our independent auditors and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees the auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•	annually reviews the audit committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•

establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our code of conduct.

The current members of our Audit Committee are William Washecka, Robert E. Grady, Gustav H. Koven III, and Matthew P. Crugnale. Mr. Washecka is the chairman of the Audit Committee and our Audit Committee financial expert as currently defined under applicable SEC rules. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations.

AUDIT COMMITTEE REPORT ON

AUDITED FINANCIAL STATEMENTS

For the Year Ended January 2, 2009

The Audit Committee of the Board of Directors is comprised of four independent directors as of the date of this report: William Washecka, Robert E. Grady, Matthew P. Crugnale and Gustav H. Koven III.

We operate under the written charter adopted by the Board of Directors, and are responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. We also recommend to the Board of Directors, the selection of the Company’s independent registered public accounting firm.

Management is responsible for preparing the Company’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. The independent registered certified public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit. In this context, we have met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm. Management represented to us that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and we have reviewed and discussed the financial statements with management and the independent registered certified public accounting firm.

We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 114 (Communication with Audit Committees). These matters included a discussion of PricewaterhouseCoopers LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

PricewaterhouseCoopers LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PricewaterhouseCoopers LLP that firm’s independence. We further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered certified public accounting firm and our review of the representation of management and the disclosures by the independent registered certified public accounting firm to the Audit Committee, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2009, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

William Washecka, Chairman Robert E. Grady Matthew P. Crugnale Gustav H. Koven III

Compensation Committee

Our Compensation Committee reviews, recommends and approves policy relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policy relating to compensation and benefits. Duties of the Compensation Committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of the directors, chief executive officer and other executive officers;

•	evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	recommending to the board of directors the proposed compensation of the chief executive officer and the four other most highly compensated executive officers;

•	administering the issuance of stock options and other awards to executive officers and directors under our compensation plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

The current members of our Compensation Committee are Robert E. Grady, who is the committee chair, and Chris Fedde, Gustav H. Koven III and Matthew P. Crugnale. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations.

In discharging its duties, the Compensation Committee has the authority to retain compensation consultants. The committee meets as often as it deems appropriate; provided however, that the committee meets at least annually with our chief executive officer and such other senior executives as the committee deems appropriate. Formal action taken by the committee is by unanimous written consent or by the affirmative vote of a majority of the committee members present (in person or by conference telephone) at a meeting at which a majority of the members of the committee are present.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of AuthenTec, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert E. Grady, Chairman Chris Fedde Gustav H. Koven III Matthew P. Crugnale

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Gustav H. Koven III, who is the committee chair, Robert E. Grady, Chris Fedde, and William Washecka. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, considers committee member qualifications, appointment and removal, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Stockholder Nominations

The Nominating and Corporate Governance Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so as set forth under “Stockholder Proposals.”

Director Qualifications

Members of our Board of Directors must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. The Nominating and Corporate Governance Committee may also consider such other factors as are in our and our stockholders’ best interests.

Identifying Nominees

The Nominating Committee identifies nominees by first identifying the desired skill and experience of a new nominee based on the qualifications discussed above. The Nominating and Corporate Governance Committee will solicit ideas for possible candidates from members of the Board of Directors, senior executives, individuals personally known to members of the Board of Directors, third party search firms and prospective candidates recommended by our stockholders.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows: Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our corporate secretary, Frederick Jorgenson, c/o AuthenTec, Inc., 100 Rialto Place, Suite 100, Melbourne, Florida 32901. Any such communication must contain (i) a representation that the stockholder is a holder of record of our common stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.authentec.com. It is the Company’s intention to disclose any waivers of, or amendments to, the Code of Ethics on its website, www.authentec.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of us. During fiscal 2008, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

Vote Required and Board of Directors Recommendation

Election of directors will be by a plurality of the votes of the shares of stock entitled to vote on the election of directors. Accordingly, the nominees for director receiving the highest number of affirmative votes cast on the election of directors at the annual meeting will be elected as directors. If you do not vote for a nominee, or if you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

MANAGEMENT

The following table shows information about our current executive officers:

Name	Position(s)	Age
F. Scott Moody	Chairman of the Board and Chief Executive Officer	52
Lawrence J. Ciaccia, Jr.	President	50
Gary R. Larsen	Chief Financial Officer	45
Anthony Iantosca	Sr. Vice President—Worldwide Operations	44
Frederick R. Jorgenson	Vice President—General Counsel	44

Executive Officers:

F. Scott Moody is our co-founder and has served as a director and our Chief Executive Officer since inception. He was elected as Chairman of our board of directors in October 2006. From inception to July 2006, he also served as our President. Prior to founding the company in 1998, Mr. Moody was the Vice President of the Core Products Division of the Semiconductor Sector of Harris Corporation, or Harris, now Intersil Corporation. Mr. Moody began his career at Harris in 1980, during which time he held positions in engineering, program management and marketing. Mr. Moody received a BS degree in Industrial Engineering from North Carolina State University and an Executive MBA from the University of Florida.

Lawrence J. Ciaccia, Jr. has been our President since July 2006. He joined us as Executive Vice President of Marketing in March 2005. From March to November 2004, he was Vice President and General Manager of the wireless data and networking component products division at Conexant Systems, Inc. From 1999, he held the same position through a series of acquisitions with Globespan Virata Inc. and Intersil. Mr. Ciaccia began his career as a design engineer in 1980 with the Semiconductor Sector of Harris. Mr. Ciaccia received a BS degree in Electrical Engineering from Clarkson University and an MBA from Florida Institute of Technology.

Gary R. Larsen has been our Chief Financial Officer since December 2006. From April 2005 to December 2006, Mr. Larsen served as Chief Financial Officer of Artesyn Technologies, Inc. Mr. Larsen also served as Artesyn’s Corporate Controller from May 1999 to April 2005. Prior to joining Artesyn, Mr. Larsen served in a variety of management positions with W.R. Grace & Co. Mr. Larsen began his career with KPMG Peat Marwick, LLP. Mr. Larsen received a BS degree from the State University of New York at Buffalo and an MBA from Leonard N. Stern School of Business at New York University.

Anthony Iantosca has been our Sr. Vice President of Worldwide Operations since August 2008. From 2005 to 2008, Mr. Iantosca served as our Vice President of Operations. He joined us as Director of Manufacturing Operations in August 2000. Prior to joining us, Mr. Iantosca was a director with Signetics Corporation from 1999 to August 2000. Prior to that, he was the Director of Operations for Catalyst Semiconductor Inc. from 1995 to 1999. Prior to joining Catalyst, Mr. Iantosca served as Director of Offshore Manufacturing for Cypress Semiconductor Corporation. Mr. Iantosca received an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, an International MBA from the Hong Kong University of Science and Technology, and an Electronic Engineering diploma from the GTE Sylvania Technical School.

Frederick R. Jorgenson has been our Vice President and General Counsel since November 2006. Prior to joining us, Mr. Jorgenson was Senior Counsel for intellectual property and licensing at Raytheon Company from October 2005 to November 2006. From April 2005 to October 2006, Mr. Jorgenson served as a consultant, after having served as the Chief Executive Officer of RJ Mears, LLC from January 2003 to April 2005. From October 2000 through January 2003, Mr. Jorgenson served as an Assistant General Counsel of Fujitsu Network Communications, Inc. Prior to that, Mr. Jorgenson served as intellectual property and licensing counsel with Harris. Mr. Jorgenson received a BS degree in Electrical Engineering from Florida International University and a JD degree from Florida State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, our compensation committee recommends executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although our compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue and profitability.

We utilized the services of a compensation consultant to review our policies and procedures with respect to executive compensation. We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by peer companies in the semiconductor industry conducted externally. In addition, our compensation committee has historically taken into account input from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies both within and outside our industry.

Our compensation committee intends to employ the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

Our compensation committee evaluates individual executive performance with a goal of setting overall compensation at a level that is designed to attract and retain the most talented executives. The compensation committee takes into account our relative performance in the market and our own strategic goals. The committee also considers compensation survey data sold by Radford Consulting that encompass information from high tech companies, including numerous semiconductor companies. The survey information was segregated to utilize a comparator group consisting of companies with similar revenue, headcount and industry.

The compensation received by our executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the biometrics/semiconductor industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual experience, responsibilities and overall performance. Salaries are set annually by the committee in the case of the Chief Executive Officer and by the Chief Executive Officer for the other executives. The criteria for determining base salary are subjective rather than objective and in the past have included how the executive has contributed to our company’s revenue and operating net income, and how the executive has carried out the responsibilities of his position. For example, an executive may have been responsible for securing a new major customer or for building and implementing a new information system in his department. In May 2008, our board of directors, upon the recommendation of the compensation committee, established an annual base salary of $295,000 for our Chairman and Chief Executive Officer. The Compensation Committee considered a larger, merit-based increase to his base salary in 2008, but Mr. Moody elected to forego any such increase. The annual base salary for our other executive officers range from $189,000 to $226,800. Our compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies of similar size and stage of development in our industry. Nonetheless, as a result of rapidly deteriorating economic conditions, we have taken (and will continue to take) steps to substantially reduce our expenses, including in the area of compensation. As part of these actions, our executive officers have voluntarily agreed to reduce their annual base salaries for 2009. Following such reduction, Mr. Moody’s current annual base salary is $265,000 per year and the new annual base salaries for our other executive officers range from $179,550 to $204,120.

Discretionary Annual Bonus. In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones. Each executive officer is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive officer’s salary. The target percentages are set at levels that, upon achievement of the targets, are likely to result in bonus payments that our compensation committee believes to be at or near the median for target bonus amounts for comparable companies in our industry. However, our compensation committee may increase the annual bonus paid to our executive officers. During the first quarter of a fiscal year, our board of directors, upon the recommendation of the compensation committee, determines the level of achievement for each corporate goal and value-creating milestone and awards credit for the achievement of these corporate goals or milestones as a percentage of the target bonus. Final determinations as to bonus levels are then based in part on the achievement of these corporate goals or milestones, as well as our assessment as to our overall success and the development of our business, which we measure in part by considering the growth of our share of the market, expansion of our customer base and industry accolades, among other factors. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone may vary, from time to time, depending on the individual executive and our overall strategic objectives, but relate generally to quantitative factors such as sales and marketing targets, to financial factors such as improving our results of operations, achieving certain revenue and operating income targets, and to product development factors including the timely introduction of new products. The targets are not intended to be easily achievable, but will require the executives to achieve and maintain high levels of performance, both individually and as a group. The level targets are designed to require our executives to motivate all employees to work together to meet our strategic goals.

With respect to Mr. Moody’s bonus plan, his employment agreement provides that the compensation committee will submit a bonus plan to Mr. Moody no later than the first board of director meeting for each calendar year for such fiscal year and each quarter thereof. For 2008, Mr. Moody and the compensation committee worked together to create the corporate goals included in his bonus plan. Our board of directors determines whether Mr. Moody has achieved his performance goals on a quarterly basis. In the event he achieves a quarterly performance goal, Mr. Moody will be entitled to receive up to 12.5% of his annual base salary not later than five days following the date of the filing of our quarterly report on Form 10-Q related to such quarter. Following the publication to our board of directors of the financial results for the fourth fiscal quarter and our fiscal year, our board of directors determines whether Mr. Moody has achieved the corporate goals set forth in that year’s bonus plan. In the event that Mr. Moody achieves his annual corporate goals, he shall be entitled to a minimum of 55% of his annual base salary, less the aggregate amount of quarterly bonus payments he received that fiscal year. Mr. Moody may earn a higher bonus based upon higher performance as determined by the compensation committee. During each quarter of a fiscal year, our board of directors, upon the recommendation of the compensation committee, determines the level of achievement for each corporate goal and awards credit for the achievement of these corporate goals as a percentage of the target bonus.

Our compensation committee established bonus target amounts to be paid in 2009 for performance in 2008 which ranged from 25% to 45% of base salary for each of our executive officers, excluding our Chairman and Chief Executive Officer, whose bonus target was 55% of his base salary. Mr. Moody’s potential bonus percentage was larger as a percentage of base salary than our other executive officers as we believe that this potential bonus together with his annual salary makes Mr. Moody’s compensation package comparable to others in our industry. The actual amount of bonuses for 2008 was determined in February 2009 following a review of the achievement of overall corporate goals and milestones and each executive officer’s individual performance and contribution. The discretionary annual bonuses paid to our named executive officers for 2008 are identified in the Summary Compensation Table under the heading “bonus.” Our Compensation Committee has determined that there will not be any discretionary annual bonus paid in connection with performance in 2009, but will rely on longer-term equity compensation to more strategically align our executive officers’ compensation with the interests of our shareholders.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity benefit plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our equity benefit plans have provided the principal method for our executive officers to acquire our equity interests.

Prior to our initial public offering, we granted equity awards primarily through our 2004 Stock Incentive Plan, and following our initial public offering, we have primarily granted equity awards through our 2007 Stock Incentive Plan. Each plan was adopted by our board of directors and stockholders to permit the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to our officers, directors, employees and consultants. Typically, we grant options to individuals, including our executive officers, as part of their commencement of employment; and the amount of options is based upon the individual’s role and level of compensation. In 2008, we granted performance-based restricted stock units to our executive officers, which were contingent upon the achievement of corporate goals and individual milestones. Additionally, we believe it is important that our executives and other employees have a certain amount of unvested stock options to provide incentives for them to continue their employment with the company.

In the first half of each year, we normally issue a broad based equity grant to the majority of our employees. Our compensation committee believes that these annual equity grants are important both for aligning the interests of our employees with shareholders, as well as for retention since this practice continually refreshes the number of unvested equity shares an employee must remain with us in order to obtain. In determining the overall size of the 2008 annual grant, the compensation committee reviewed market survey data and considered the size of the estimated burn rate. The compensation committee further refined the individual employee grants by considering the employee’s job performance and the number of unvested shares held by the employee. As a part of our 2008 annual equity grants, in the second quarter of 2008, the Compensation Committee granted stock options to purchase an aggregate of 82,000, 60,000, 17,500, 45,000, 45,000 and 17,500 shares of common stock that vest over a four year period to Messrs. Moody, Ciaccia, Larsen, Iantosca, Sherlock and Jorgenson, respectively. In addition, on August 1, 2008 the compensation committee granted additional retention related stock options to purchase an aggregate of 60,000 and 40,000 shares of common stock to Messrs. Ciaccia and Iantosca. 25% of these grants were priced based upon the closing market prices on August 1, 2008, October 1, 2008, January 2, 2009 and April 1, 2009, respectively, and the grants vested as to 25% of the underlying shares on August 1, 2008 with the remaining shares vesting quarterly thereafter.

During the second quarter of 2008, the compensation committee also granted performance-based restricted stock units to purchase an aggregate of 14,000, 10,000, 6,000, 7,000, 6,000 and 5,000 shares of common stock that vest over a four year period to Messrs Moody, Ciaccia, Larsen, Iantosca, Sherlock and Jorgenson, respectively. The performance-based grants were tied to corporate revenue and net income goals, along with individual goals related to specific achievements for each executive. The corporate revenue and net income goals were not achieved although certain individual goals were met. Subsequent to January 2, 2009, the compensation committee determined that 0; 0; 2,000; 3,500; 0 and 1,250 of the shares of common stock underling these awards had vested to Mr. Moody, Mr. Ciaccia, Mr. Larsen, Mr. Iantosca, Mr. Sherlock and Mr. Jorgenson, respectively. These awards are described in the section below entitled “Grants of Plan-Based Awards in 2008.”

As described further in “Employment Arrangements with Named Executives”, each of our named executives have agreed to salary reductions ranging from five to ten percent of their annual salaries. Additionally, all other employees earning over one hundred thousand dollars per year are also participating in the salary reduction. Subsequent to the executives agreeing to the salary reductions, the compensation committee determined that the named executives and all other employees who received salary reductions should receive stock option grants to partially offset the reduction in salaries with longer term equity compensation. Accordingly, on March 2, 2009, the compensation committee granted stock options to purchase an aggregate of 6,000, 2,500 and 4,000 shares of our common stock at an exercise price of $1.36, which vest over two years with 50% vesting one year from March 2, 2009, with the remaining 50% vesting two years from the grant date, to Messrs. Iantosca, Sherlock and Jorgenson, respectively. On April 1, 2009, to partially offset the reduction in salaries, the compensation committee also granted stock options to purchase an aggregate of 12,300, 9,500 and 8,600 shares of our common stock at an exercise price of $1.52, which vest over two years with 50% vesting one year from the grant date, with the remaining 50% vesting two years from the grant date, to Messrs. Moody, Ciaccia and Larsen, respectively.

In determining the overall size of the 2009 annual grant, the compensation committee reviewed market survey data, which the committee adjusted downward in consideration of the weak macroeconomic conditions and the size of our estimated burn rate. The compensation committee further refined the individual employee grants by considering the employee’s job performance and the number of unvested shares held by the employee. As a part of our 2009 annual equity grants, on April 1, 2009, we granted stock options to purchase an aggregate of 98,040, 49,020, 39,216, 42,485, 22,876 and 35,950 shares of our common stock at an exercise price of $1.52, which vest over four years with 25% vesting one year from grant date, with the remainder vesting evenly over the next 12 quarters, to Messrs. Moody, Ciaccia, Larsen, Iantosca, Sherlock and Jorgenson, respectively.

In early 2009, the compensation committee evaluated our performance-based equity compensation program in consideration of several factors, including the state of the company and industry and the elimination of the discretionary cash bonus in 2009. The Compensation Committee also determined that the performance goals for such awards would be based on corporate revenue and net income levels for the 2009 and 2010 fiscal years. In accordance with this evaluation, on April 1, 2009, the compensation committee granted an aggregate of 75,000, 53,000, 42,500, 42,500, 30,000 and 25,000 performance-based restricted stock units, 50% vesting one year from the grant date assuming targets are met for the 2009 fiscal year, and the remainder vesting two years from grant date assuming targets are met for the 2010 fiscal year, to Messrs. Moody, Ciaccia, Larsen, Iantosca, Sherlock and Jorgenson, respectively. On February 26, 2009, the compensation committee granted an additional 2,500 performance-based restricted stock units, 25% vesting on or before June 1, 2009 and the remainder vesting 25% on each three succeeding anniversaries, to Mr. Ciaccia, subject to the attainment of an individual goal.

The SEC requires that we report the estimated fair value of our stock option grants in the Summary Compensation Table and the Grants of Plan-Based Awards table in accordance with FAS 123R for accounting purposes. At the time of grant, our stock options have no intrinsic value and the amounts disclosed in the tables for accounting purposes do not reflect whether the executive officer has or will realize a financial benefit from the stock option awards. Prior to our initial public offering, when there was no public trading market for our common stock, our board of directors determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development and commercialization efforts, results of operations, financial status and market conditions. In response to Section 409A of the Internal Revenue Code of 1986, as amended, and the proposed regulations issued by the U.S. Internal Revenue Service thereunder, our board of directors retained an independent valuation firm to determine the fair market value of our common stock as of June 29, 2006 and December 1, 2006. All equity awards to our employees, including executive officers, prior to our initial public offering were granted at no less than the fair market value of our common stock as determined in good faith by our board of directors on the date of grant in accordance with the determination of the fair market value of our common stock made by the independent valuation firms, the estimated price range for our initial public offering and a review of material changes in our business and results of operations. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates Authority to make equity grants to executive officers rests with our compensation committee, although, our compensation committee does consider the recommendations of our Chairman and Chief Executive Officer for officers other than himself. Following our initial public offering, we granted authority to our Chairman and Chief Executive Officer, on behalf of the compensation committee, to grant options to purchase shares of our common stock to newly hired, non-executive employees provided, however, that the Chairman and Chief Executive Officer may not grant options to purchase more than 20,000 shares of common stock to any single employee under this policy.

Severance and/or Change-in-Control Benefits. Our named executive officers, whom are designated below under “Summary Compensation Table,” are entitled to certain severance and/or change of control benefits, the terms of which are described below under “Change of Control Arrangements.” We believe these severance and/or change-in-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. Our compensation committee approved non-material amendments to the employment agreements of Messrs. Moody, Larsen, Ciaccia and Jorgenson and to the change in control agreement with Mr. Sherlock, effective January 1, 2009, to comply with certain requirements under Section 409A of the Internal Revenue Code of 1986, as amended, relating to the change of control benefits of such executives. Our compensation committee also approved amendments to the employment agreements of Messrs. Larsen, Ciaccia and Jorgenson, the change in control agreement with Mr. Sherlock, each effective as of April 6, 2009, and entered into an employment agreement with Mr. Iantosca, effective as of April 3, 2009, to update the change of control arrangements to reflect grants of non-option based incentive equity to executive officers. See below under “Employment Arrangements with Named Executive Officers” and “Change of Control Arrangements” for a complete description of the terms of such agreements.

Other Compensation. We have employment agreements with Mr. Moody and each of our other executive officers. Consistent with our compensation philosophy, we intend to continue to maintain the current benefits and perquisites for our executive officers set forth in their employment agreements and under existing company compensation policies; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits and perquisites of any executive officer if it deems it advisable. The material terms of our employment agreements with our named executive officers are described below under “—Employment Arrangements with Named Executive Officers.”

2004 Stock Incentive Plan

Our 2004 Stock Incentive Plan was approved by our board of directors and stockholders in June 2004 and subsequently amended to increase the number of shares available under the plan. The plan was originally adopted by our board of directors and approved by our stockholders in 1998 as our 1998 stock option plan and was subsequently amended and restated in 2004.

Purpose. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Subject to the Plan. The number of shares of common stock that we may issue with respect to awards granted under the plan will not exceed an aggregate of 4,720,048 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual is 750,000 shares. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered and withheld shares will thereafter be available for further awards under the plan.

Administration. The plan is administered by our board of directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, generally, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In the event of any stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, or share exchange, and the like, that does not result in a “change in control,” as described below, the administrator may adjust the number of shares covered by and the exercise price and other terms of outstanding awards to reflect such event.

Eligibility. Participation in the plan is open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. The administrator may also grant awards to individuals in connection with hiring, retention or otherwise, before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services.

Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards.

Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves.

Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards. The plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or an affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Change in Control. In the event of any transaction resulting in a “change in control” (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the “change in control” unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the outstanding stock options and other awards that will terminate upon the effective time of the “change in control” will become fully vested immediately before the “change in control,” and the holders of stock options and other awards under the plan will be permitted immediately before the “change in control” to exercise or convert all portions of awards that are exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control.

Amendment and Termination. No award will be granted under the plan after the close of business on the day before the tenth anniversary of the effective date of the amended and restated plan. The plan will continue in effect until it is terminated by our board of directors, who may terminate, amend or modify the plan or any portion thereof at any time.

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan was approved by our board of directors and stockholders in June 2007.

Purpose. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Subject to the Plan. The number of shares of common stock that we expect may be issued with respect to awards granted under the plan will not exceed an aggregate of up to 3,524,348 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual is 500,000 shares; including with respect to any individual during the individual’s first fiscal year of employment. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges, and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered, or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered, and withheld shares will thereafter be available for further awards under the plan.

Administration. The plan is administered by our board of directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, generally, any modification that would have a materially adverse effect on any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In the event of any stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, or share exchange, and the like, that does not result in a “change in control,” as described below, the administrator may adjust the number of shares covered by and the exercise price and other terms of outstanding awards to reflect such event.

Eligibility. Participation in the plan is open to all of our employees, officers, directors, and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. The administrator may also grant awards to individuals in connection with hiring, retention, or otherwise before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services.

Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards, and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards.

Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves.

Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units, such as restricted stock units, to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Restricted stock units, or stock-equivalent units, granted to an individual, represent the right to receive an equivalent number of shares on a date specified in the applicable award agreement, typically the date of vesting of the award (or a short time thereafter). Except as otherwise provided in the applicable award agreement, the recipient of restricted stock units will have none of the rights of a shareholder with respect to any shares represented by the restricted stock units solely as a result of being granted the restricted stock units.

Performance Awards. The plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that apply to an individual or group of individuals, a business unit, or us or an affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Change in Control. In the event of any transaction resulting in a “change in control” of the company (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the “change in control” unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the outstanding stock options and other awards that will terminate upon the effective time of the “change in control” will become fully vested immediately before the “change in control,” and the holders of stock options and other awards under the plan will be permitted immediately before the “change in control” to exercise or convert all portions of awards that are exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the “change in control.”

Amendment and Termination. No award will be granted under the plan after the close of business on the day before the tenth anniversary of the effective date of the plan. The plan will continue in effect until it is terminated by our board of directors, who may terminate, amend, or modify the plan or any portion of it at any time.

401(k) Plan

In 1998, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our U.S. employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($16,500 in calendar year 2009 and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,500 in calendar year 2009. To date, we have not made any discretionary matching or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, we can generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Summary Compensation Table

The following table summarizes the compensation earned during 2006, 2007 and 2008 to our Chief Executive Officer, Chief Financial Officer and to our other three most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during 2008. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
F. Scott Moody,	2008	287,520	60,844	—	249,225	17,345	614,934
Chairman of the Board and Chief Executive Officer	2007	279,508	185,000	—	131,930	10,887	607,325
	2006	235,962	52,500	—	64,196	10,250	362,908

Lawrence J. Ciaccia, Jr.	2008	220,333	42,508	—	83,740	688	347,269
President	2007	207,250	82,184	—	12,129	652	302,216
	2006	193,398	28,993	—	—	599	222,990

Gary R. Larsen,	2008	199,360	25,640	10,821	156,458	611	392,889
Chief Financial Officer	2007	190,000	50,229	—	114,952	84,849	440,031
	2006	9,865	—	—	—	48	9,914

Anthony Iantosca,	2008	189,463	24,366	9,438	176,545	576	400,388
Sr. Vice President—Worldwide Operations	2007	176,096	46,554	—	74,822	541	298,013
	2006	157,802	17,743	—	—	68,202	243,747

Peter Sherlock,	2008	199,982	25,719	—	150,709	614	377,024
Vice President—Product Development	2007	188,115	49,731	—	73,235	578	311,660
	2006	180,815	20,318	—	—	542	201,675

Frederick Jorgenson,	2008	183,631	19,680	6,760	125,801	553	336,425
Vice President—General Counsel	2007	175,000	46,264	—	87,958	63,904	373,126
	2006	20,192	—	—	7,627	110,755	138,574

(1)	This column represents the value of restricted stock units granted to our named executive officers as estimated pursuant to SFAS 123(R) for the applicable fiscal year and the amount shown reflects the related compensation expense recorded in such fiscal year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. Fair value is calculated using the closing market price of our common stock on the date of the grant. Our executive officers will not realize the estimated value of these awards in cash unless these awards are vested and sold, which depends on the achievement of specified performance objectives. For more information regarding our valuation of restricted stock unit awards, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies—Stock-based compensation” in our annual report on Form 10-K filed with the SEC on March 18, 2009.
(2)	The value of option awards granted to our named executive officers has been estimated pursuant to SFAS 123(R) for the applicable fiscal year and the amount shown reflects the related compensation expense recorded in such fiscal year. Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold.
(3)	Reflects group life insurance premiums paid by us on behalf of the executives. Mr. Larsen, Mr. Iantosca and Mr. Jorgenson also received compensation for relocation expenses Mr. Moody also received compensation for auto lease allowance, professional tax services, attorney fees, and miscellaneous reimbursements.

Grants of Plan—Based Awards in 2008

We have granted and plan to continue to grant restricted stock units and options to purchase our common stock to executive officers, employees and other service providers. The following table provides information regarding grants of plan-based awards to our named executive officers during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)		Grant Date Fair Value of Stock and Option Awards ($)(4)
F. Scott Moody	6/2/2008	—	82,000	13.74		558,051
	6/2/2008	14,400	—	—		197,856

Lawrence J. Ciaccia, Jr.	3/3/2008	—	4,250	9.78		20,572
	6/2/2008	—	50,000	13.74		340,275
	6/2/2008	7,500	—	—		103,050
	6/3/2008	—	10,000	13.43		66,375
	6/3/2008	2,500	—	—		33,575
	8/1/2008	—	15,000	7.31		56,885
	8/1/2008	—	15,000	2.21	(2)	19,151
	8/1/2008	—	15,000	1.84	(2)	16,134

Gary R. Larsen	3/3/2008	—	6,250	9.78		30,253
	6/2/2008	—	14,000	13.74		95,277
	6/2/2008	3,600	—	—		49,464
	6/3/2008	—	3,500	13.43		23,231
	6/3/2008	2,400	—	—		32,232

Anthony Iantosca	3/3/2008	—	5,000	9.78		24,202
	6/2/2008	—	36,000	13.74		244,998
	6/2/2008	4,000	—	—		54,960
	6/3/2008	—	9,000	13.43		59,738
	6/3/2008	3,000	—	—		40,290
	8/1/2008	—	10,000	7.31		37,904
	8/1/2008	—	10,000	2.21	(3)	12,768
	8/1/2008	—	10,000	1.84	(3)	10,756

Peter Sherlock	3/3/2008	—	2,000	9.78		9,681
	6/2/2008	—	36,000	13.74		244,998
	6/2/2008	4,000	—	—		54,960
	6/3/2008	—	9,000	13.43		59,738
	6/3/2008	2,000	—	—		26,860

Frederick Jorgenson	3/3/2008	—	5,000	9.78		24,202
	6/2/2008	—	14,000	13.74		95,277
	6/2/2008	3,600	—	—		49,464
	6/3/2008	—	3,500	13.43		23,231
	6/3/2008	1,400	—	—		18,802

(1)	This column shows restricted stock units granted during the fiscal year ended January 2, 2009 with respect to the Named Executive Officer’s performance during fiscal 2009. These stock units were performance based awards. Subsequent to January 2, 2009, the plan administrator determined that 0; 0; 2,000; 3,500; 0 and 1,250 of the shares of common stock underling these awards would vest and be issued to Mr. Moody, Mr. Ciaccia, Mr. Larsen, Mr. Iantosca, Mr. Sherlock and Mr. Jorgenson, respectively. The remaining shares were forfeited based on results achieved associated with each award.

(2)	These option awards were part of a grant to Mr. Ciaccia of an option award covering an aggregate of 60,000 shares of common stock, 15,000 of which were priced at $7.31 per share based upon the closing market price on August 1, 2008, 15,000 of which were priced at $2.21 per share based upon the closing market price on October 1, 2008, 15,000 of which were priced at $1.84 per share based upon the closing market price on January 2, 2009 and 15,000 of which were priced at $1.52 per share based upon the closing market price on April 1, 2009.
(3)	These option awards were part of a grant to Mr. Iantosca of an option award covering an aggregate of 40,000 shares of common stock, 10,000 of which were priced at $7.31 per share based upon the closing market price on August 1, 2008, 10,000 of which were priced at $2.21 per share based upon the closing market price on October 1, 2008, 10,000 of which were priced at $1.84 per share based upon the closing market price on January 2, 2009 and 10,000 of which were priced at $1.52 per share based upon the closing market price on April 1, 2009.
(4)	The values of restricted stock unit and option awards granted have been estimated pursuant to SFAS 123(R). Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For more information regarding our valuation of restricted stock unit and option awards, see “Management’s Discussion and Analysis of the Financial Condition and Results of Operations—Critical Accounting Policies—Stock-based compensation” in our annual report on Form 10-K filed with the SEC on March 18, 2009.

Outstanding Equity Awards at January 2, 2009

The following table provides information concerning outstanding equity awards as of January 2, 2009, by each of our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable (#)(1)	Unexercisable (#)(1)
F. Scott Moody	50,000	—	0.40	1/1/2011	14,400	26,496
	817,541	—	0.20	6/1/2013
	156,438	85,790	2.84	5/28/2016
	19,098	22,571	6.00	2/20/2017
	—	82,000	13.74	6/1/2018

Lawrence J. Ciaccia, Jr.	176,959	30,370	0.60	2/23/2015	10,000	18,400
	7,190	8,501	6.00	2/20/2017
	—	4,250	9.78	2/11/2018
	—	50,000	13.74	6/1/2018
	—	10,000	13.43	6/1/2018
	—	15,000	7.31	7/31/2018
	—	15,000	2.21	7/31/2018
	—	15,000	1.84	7/31/2018

Gary R. Larsen	49,850	92,350	2.84	12/11/2016	6,000	11,040
	4,656	5,503	6.00	2/20/2017
	—	6,250	9.78	2/11/2018
	—	14,000	13.74	6/1/2018
	—	3,500	13.43	6/1/2018

Anthony Iantosca	9,114	2,605	0.60	3/1/2015	7,000	12,880
	3,981	14,784	6.00	2/20/2017
	5,833	23,334	6.00	4/25/2017
	—	5,000	9.78	2/11/2018
	—	36,000	13.74	6/1/2018
	—	9,000	13.43	6/1/2018
	—	10,000	7.31	7/31/2018
	—	10,000	2.21	7/31/2018
	—	10,000	1.84	7/31/2018

Peter E. Sherlock	9,750	—	0.20	6/1/2013	6,000	11,040
	17,916	2,084	1.00	6/1/2015
	4,479	521	1.60	5/4/2016
	21,713	25,662	6.00	2/20/2017
	10,416	14,584	6.00	4/25/2017
	—	2,000	9.78	2/11/2018
	—	36,000	13.74	6/1/2018
	—	9,000	13.43	6/1/2018

Frederick Jorgenson	48,897	67,987	2.84	11/13/2016	5,000	9,200
	3,576	4,228	6.00	2/20/2017
		5,000	9.78	2/11/2018
		14,000	13.74	6/1/2018
		3,500	13.43	6/1/2018

(1)	Options vest 25% one year from the date of grant, with the remaining vesting in equal monthly installments over a three-year period

(2)	Restricted stock units were to vest 25% annually over a four year period. These stock units were performance based awards. Subsequent to January 2, 2009, the plan administrator determined that 0; 0; 2,000; 1,750; 0 and 1,250 of the shares of common stock underling these awards would vest and be issued to Mr. Moody, Mr. Ciaccia, Mr. Larsen, Mr. Iantosca, Mr. Sherlock and Mr. Jorgenson, respectively. The remaining shares were forfeited based on results achieved associated with each award.
(3)	The market value is calculated by multiplying the closing price ($1.84) of our common stock on the NASDAQ Global Market on January 2, 2009, the last trading day of fiscal 2008, by the number of restricted stock units that had not vested.

Subsequent to year end, we granted the following options to our named executive officers:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
F. Scott Moody	12,300	(2)	$1.52	4/1/2019
	98,040	(3)	1.52	4/1/2019
								75,000	(4)	$138,000
Lawrence J. Ciaccia, Jr.	9,500	(2)	1.52	4/1/2019
	49,020	(3)	1.52	4/1/2019
	15,000	(5)	1.52	8/1/2018
								53,000	(4)	97,520
								2,500	(6)	4,600
Gary R. Larsen	8,600	(2)	1.52	4/1/2019
	39,216	(3)	1.52	4/1/2019
								42,500	(4)	78,200
Anthony Iantosca	6,000	(7)	1.36	3/1/2019
	42,485	(3)	1.52	4/1/2019
	10,000	(5)	1.52	8/1/2018
								42,500	(4)	78,200
					1,750	(8)	$3,220
Peter E. Sherlock	2,500	(7)	1.36	3/1/2019
	22,876	(3)	1.52	4/1/2019
								30,000	(4)	55,200
Frederick Jorgenson	4,000	(7)	1.36	3/1/2019
	35,950	(3)	1.52	4/1/2019
								25,000	(4)	46,000

(1)	The market value is calculated by multiplying the closing price ($1.84) of our common stock on the NASDAQ Global Market on January 2, 2009, the last trading day of fiscal 2008, by the number of restricted stock units that had not vested.
(2)	Options vest over the two-year period commencing April 1, 2009, with the first 50% to vest April 1, 2010 and the remainder on April 1, 2011.
(3)	Options vest over the four-year period commencing April 1, 2009, the remaining shares shall vest in three equal annual installments following the initial vesting date.
(4)	50% of the shares underlying the RSU will vest upon the date the employee meets certain performance goals. The remaining underlying shares shall vest one year following the initial vesting date. In addition, the number of shares subject to the award may be adjusted downward based upon whether certain performance goals are achieved prior to April 1, 2010.
(5)	Options vest over the four-year period commencing August 1, 2008, the remaining shares shall vest in three equal annual installments following the initial vesting date.

(6)	25% of the shares underlying the RSU will vest upon the date Mr. Ciaccia meets certain performance goals. The remaining underlying shares shall vest in three equal annual installments following the initial vesting date. In addition, the number of shares subject to the award may be adjusted downward based upon whether certain performance goals are achieved prior to June 1, 2009.
(7)	Options vest over the two-year period commencing March 2, 2009, with the first 50% to vest March 2, 2010 and the remainder on March 2, 2011.
(8)	25% of the shares underlying the RSU vested on April 1, 2009, the remaining underlying shares shall vest in three equal annual installments following the initial vesting date.

Option Exercises and Stock Vested

The following table provides information concerning options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. Scott Moody	196,090	$620,345
Lawrence J. Ciaccia, Jr.	32,500	411,407
Gary R. Larsen	42,500	403,688
Anthony Iantosca	140,141	1,565,562
Peter E. Sherlock	123,000	1,511,152
Frederick Jorgenson	25,000	235,857

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended January 2, 2009.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the fiscal year ended January 2, 2009.

Employment Arrangements with Named Executive Officers

F. Scott Moody. In June 2007, we entered into an employment agreement with Mr. Moody, our Chairman and Chief Executive Officer. In May 2008, the Compensation Committee increased Mr. Moody’s annual base salary to $295,000. The Compensation Committee considered a larger, merit-based increased to his base salary in 2008, but Mr. Moody elected to forego any such increase. Pursuant to his employment agreement, as amended, Mr. Moody also is eligible to receive an annual performance bonus, which for 2008 was 55% of his annual base salary. Mr. Moody was also eligible to receive an amount equal to 43% of his 2008 target performance bonus due to the financial results achieved by the Company, but declined the final payment. The actual bonus payment that Mr. Moody received was a cash amount equal to 37.5% of his 2008 target performance bonus. In March 2009, Mr. Moody agreed to a reduction in pay to provide an annual base salary of $265,500. Mr. Moody also informed the Compensation Committee that he will decline any discretionary bonus for 2009. Mr. Moody is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement provides that Mr. Moody is employed “at-will”, and his employment may be terminated at any time by us or Mr. Moody. We have agreed that our board’s nominating committee will use its best efforts to nominate Mr. Moody to our board of directors. The employment agreement contains non-competition provisions. The employment agreement also provides Mr. Moody with certain severance and change-of-control benefits. Mr. Moody also has a non-disclosure agreement with us. See “Change of Control Arrangements” below.

Lawrence J. Ciaccia, Jr. In March 2005, we entered into an employment agreement with Mr. Ciaccia, now our President. In May 2008, the Compensation Committee increased Mr. Ciaccia’s annual base salary to $226,800. Pursuant to his employment agreement, as amended, Mr. Ciaccia is also eligible to receive an annual performance bonus, which for 2008 was 45% of his earned salary. Mr. Ciaccia received an amount equal to 43% of his 2008 target performance bonus due to the financial goals achieved by the Company. In March 2009, Mr. Ciaccia agreed to a reduction in pay to provide an annual base salary of $204,120 Mr. Ciaccia also informed the Compensation Committee that he will decline any discretionary bonus for 2009. Mr. Ciaccia is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides that Mr. Ciaccia is employed “at-will”, and his employment may be terminated at any time by us or Mr. Ciaccia. The employment agreement also provides Mr. Ciaccia with certain severance and change-in-control benefits. He is also subject to our standard non-disclosure and non-competition agreement. See “Change of Control Arrangements” below.

Gary R. Larsen. In December 2006, we entered into an employment agreement with Mr. Larsen, our Chief Financial Officer. In May 2008, the Compensation Committee increased Mr. Larsen’s annual base salary to $205,200. Pursuant to his employment agreement, as amended, Mr. Larsen is also eligible to receive an annual performance bonus, which for 2008 was 30% of his earned salary. Mr. Larsen received an amount equal to 43% of his 2008 target performance bonus due to the financial goals achieved by the Company. In March 2009, Mr. Larsen agreed to a reduction in pay to provide an annual base salary of $184,680. Mr. Larsen also informed the Compensation Committee that he will decline any discretionary bonus for 2009. Mr. Larsen is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. Mr. Larsen is employed “at-will”, and his employment may be terminated at any time by us or Mr. Larsen. The employment agreement also provides Mr. Larsen with certain severance and change-in-control benefits. He is also subject to our standard non-disclosure and non-competition agreement. See “Change of Control Arrangements” below.

Anthony Iantosca. On April 3, 2009, we entered into an employment agreement with Mr. Iantosca, our Sr. Vice President of Worldwide Operations. Pursuant to his employment agreement, Mr. Iantosca is entitled to receive an annual salary of $185,535 and is also eligible to receive an annual performance bonus. Beginning in May 2008, Mr. Iantosca received an annual base salary of $195,300 and was also eligible to receive an annual performance bonus, which for 2008 was 30% of his earned salary. Mr. Iantosca received an amount equal to 43% of his 2008 target performance bonus due to the financial results achieved by the Company. In March 2009, Mr. Iantosca agreed to a reduction in pay, which is reflected in his current employment agreement. Mr. Iantosca also informed the Compensation Committee that he will decline any discretionary bonus for 2009. He is also subject to our standard non-disclosure and non-competition agreement. See “Change of Control Arrangements” below.

Peter E. Sherlock. We do not have a written employment agreement with Mr. Sherlock, our Vice President—Product Development. In June 2007, Mr. Sherlock entered into a change of control agreement with us. Beginning in May 2008, Mr. Sherlock received an annual base salary of $206,150 and was also eligible to receive an annual performance bonus, which for 2008 was 30% of his earned salary. Mr. Sherlock received an amount equal to 43% of his 2008 target performance bonus due to the financial results achieved by the Company. In March 2009, Mr. Sherlock agreed to a reduction in pay to provide an annual salary of $185,535. Mr Sherlock also informed the Compensation Committee that he will decline any discretionary bonus for 2009. He is also subject to our standard non-disclosure and non-competition agreement. See “Change of Control Arrangements” below.

Frederick R. Jorgenson. In November 2006, we entered into an employment agreement with Mr. Jorgenson, our Vice President—General Counsel. In May 2008, the Compensation Committee increased Mr. Jorgenson’s annual base salary to $189,000. Pursuant to his employment agreement, as amended, Mr. Jorgenson is also eligible to receive an annual performance bonus, which for 2008 was 25% of his earned salary. Mr. Jorgenson received an amount equal to 43% of his 2008 target performance bonus due to financial results achieved by the Company. In March 2009, Mr. Jorgenson agreed to a reduction in pay to provide an annual base salary of $179,550. Mr. Jorgenson also informed the Compensation Committee that he will decline any discretionary bonus for 2009. The employment agreement also provides Mr. Jorgenson with certain severance and change-in-control benefits. He is also subject to our standard non-disclosure and non-competition agreement. See “Change of Control Arrangements” below.

Change of Control Arrangements

F. Scott Moody. Our employment agreement with Mr. Moody, our Chief Executive Officer, provides that upon the one year anniversary of a change of control, provided that Mr. Moody remains an employee through such date, his equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Moody be terminated either as part of the change of control or prior to the first anniversary of the change of control, his equity awards will immediately accelerate in vesting as to the greater of that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control, or the amount that would have otherwise vested over the following 18 months.

In addition, if we terminate Mr. Moody’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to 18 months of his then-current salary, an amount equal to 1.5 times the most recent fiscal year bonus, a pro rata portion of the bonus he would have otherwise been entitled to receive, and up to 18 months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits. In addition, the vesting of his unvested options will accelerate as if the amount of shares that would have otherwise vested over the following 18 months.

The following table describes the potential payments to Mr. Moody upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control				No Change of Control
Name	Salary(1)	Bonus(2)	Equity Acceleration (3)(4)	Benefits (5)	Salary(1)	Bonus(2)	Equity Acceleration (3)(6)	Benefits (5)
F. Scott Moody	$398,250	$91,266	$41,654	$26,352	$398,250	$91,266	$31,241	$26,352

(1)	Represents 18 months of continued salary.
(2)	Represents an amount equal to 1.5 times Mr. Moody’s 2008 bonus.
(3)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.
(4)	Represents an additional 24 months of vesting of outstanding options and restricted stock units, including options and restricted stock units issued subsequent to January 2, 2009.
(5)	Represents 18 months of health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, or COBRA.
(6)	Represents an additional 18 months of vesting of outstanding options and restricted stock units, including options and restricted stock units issued subsequent to January 2, 2009.

In addition to the potential payments described in the foregoing table, Mr. Moody may be entitled under his employment agreement to a “gross-up” payment in the event that he incurs an excise tax liability under Sections 280G and 4999 of the Internal Revenue Code as a result of his receipt of payments or benefits treated as contingent upon a change in control of the company or a closely related event, such as termination of employment. The gross-up payment would be in an amount necessary to place Mr. Moody in the same after-tax position had no portion of such contingent payments been subject to excise tax.

Gary R. Larsen. Our employment agreement with Mr. Larsen, our Chief Financial Officer, provides that upon the one year anniversary of a change of control, provided that Mr. Larsen remains an employee through such date, his equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Larsen be terminated either as part of the change of control or prior to the first anniversary of the change of control, his equity awards will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, if we terminate Mr. Larsen’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, an amount equal to 9/12 of his recently paid annual bonus and up to nine months reimbursement for the cost of the continuation of his then-current group health insurance benefits. Additionally, if Mr. Larsen is terminated within 12 months of a change of control, he will also receive an amount equal to 9/12 of his most recently paid target annual bonus.

The following table describes the potential payments to Mr. Larsen upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)(3)	Benefits (4)	Salary and Bonus(1)	Equity Acceleration (5)	Benefits (4)
Gary R. Larsen	$157,740	$24,470	$13,176	$157,740	NA	$13,176

(1)	Represents nine months of continued salary and 9/12ths of Mr. Larsen’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.
(3)	Represents an additional two years vesting of the options and restricted stock units held by Mr. Larsen.
(4)	Represents nine months of COBRA health and dental benefits.
(5)	Mr. Larsen is not entitled to equity acceleration upon termination not in connection with a change in control.

Lawrence J. Ciaccia, Jr. Our employment agreement with Mr. Ciaccia, our President, provides that in the event of a change of control of the company pursuant to which Mr. Ciaccia remains an employee as of the consummation of such change of control the number of shares of his then-unvested equity awards that otherwise would have vested over the succeeding 12 months will become immediately vested. On the one-year anniversary of such change of control, any remaining unvested shares under such equity awards shall immediately vest. Upon Mr. Ciaccia’s termination by us without cause, his equity awards will continue to vest for twelve months, or if he is constructively terminated by us, all of his then outstanding equity awards will become immediately vested. Mr. Ciaccia shall have 12 months from the termination date to exercise any or all vested option shares. In addition, if we terminate Mr. Ciaccia’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, not including accrued vacation, and up to nine months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits.

The following table describes the potential payments to Mr. Ciaccia upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration (2)(3)	Benefits (4)	Salary(1)	Equity Acceleration (2)(5)	Benefits (4)
Lawrence J. Ciaccia, Jr.	$153,090	$49,162	$13,176	$153,090	$49,162	$13,176

(1)	Represents nine months of continued salary.
(2)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.

(3)	Represents an additional 12 months of vesting of the stock options and restricted stock units held by Mr. Ciaccia. All of Mr. Ciaccia’s unvested stock options and restricted stock units will become immediately vested upon the earlier of (i) the one year anniversary of our change of control, provided that Mr. Ciaccia continues to be employed with us as of such date, or (ii) the date he is constructively terminated, in which event, he would receive value from accelerated vesting equal to $82,745.20. If Mr. Ciaccia is terminated by us without cause, he will receive an additional 12 months of vesting on his options and restricted stock units, in which event, he would receive value from accelerated vesting equal to $70,202.
(4)	Represents nine months of COBRA and dental health benefits.
(5)	Represent an additional 12 months of vesting if Mr. Ciaccia is terminated without cause. If he terminates for good reason, all of his unvested stock options and restricted stock units will become immediately vested, in which event he would receive value from equity acceleration equal to $82,745.20.

Anthony Iantosca. Our employment agreement with Mr. Iantosca, our Sr. Vice President—Worldwide Operations, provides that upon the one year anniversary of a change of control, provided that Mr. Iantosca remains an employee through such date, his equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Iantosca be terminated either as part of the change of control or prior to the first anniversary of the change of control, his equity awards will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control. Upon Mr. Iantosca’s termination by us without cause or constructive termination, his equity awards will continue to vest for nine months. Mr. Iantosca shall have nine months from the termination date to exercise any or all vested option shares.

In addition, if we terminate Mr. Iantosca’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, on amount equal to 9/12 of his recently paid annual bonus and up to nine months reimbursement for the cost of the continuation of his then-current group health insurance benefits. Additionally, if Mr. Iantosca is terminated with 12 months of a change of control, he will also receive an amount equal to 9/12 of his month recently paid target annual bonus.

The following table describes the potential payments to Mr. Iantosca upon his termination without cause or his constructive termination, if applicable, in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration (2)(3)	Benefits (4)	Salary(1)	Equity Acceleration (2)(5)	Benefits (4)
Tony Iantosca	$157,426	$30,936	$13,176	$157,426	$13,369	$13,176

(1)	Represents nine months of continued salary and 9/12ths of Mr. Iantosca’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.
(3)	Represents an additional 24 months of vesting of outstanding options and restricted stock units, including options and restricted stock units issued subsequent to January 2, 2009.
(4)	Represents nine months of COBRA health and dental benefits.
(5)	Represents an additional 9 months of vesting of outstanding options and restricted stock units, including options and restricted stock units issued subsequent to January 2, 2009.

Peter E. Sherlock. Our change of control agreement with Mr. Sherlock, our Vice President—Product Development, provides that upon the one year anniversary of a change of control, provided that Mr. Sherlock remains an employee through such date, his equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Sherlock be terminated either as part of the change of control or prior to the first anniversary of the change of control, his equity awards will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, Mr. Sherlock will be entitled to receive severance pay equal to nine months of his then-current salary plus an amount equal to 9/12 of his most recently paid target annual bonus, if any such bonus was achieved. Mr. Sherlock will also receive up to nine months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits.

The following table describes the potential payments to Mr. Sherlock upon his termination without cause or his constructive termination, if applicable, in connection with a change of control:

	Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)(3)	Benefits (4)
Peter E. Sherlock	$158,441	$16,336	$12,496

(1)	Represents nine months of continued salary and 9/12ths of Mr. Sherlock’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.
(3)	Represents an additional two years vesting of the stock options and restricted stock units held by Mr. Sherlock.
(4)	Represents nine months of COBRA health and dental benefits.

Frederick Jorgenson. Our employment agreement with Mr. Jorgenson, our General Counsel, provides that upon the one year anniversary of a change of control, provided that Mr. Jorgenson remains an employee through such date, his equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Jorgenson be terminated either as part of the change of control or prior to the first anniversary of the change of control, his equity awards will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, if we terminate Mr. Jorgenson’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, an amount equal to 9/12 of his recently paid annual bonus and up to nine months reimbursement for the cost of the continuation of his then-current group health insurance benefits. Additionally, if Mr. Jorgenson is terminated within 12 months of a change of control, he will also receive an amount equal to 9/12 the of his most recently paid target annual bonus.

The following table describes the potential payments to Mr. Jorgenson upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)(3)	Benefits (4)	Salary and Bonus(1)	Equity Acceleration (5)	Benefits (4)
Frederick Jorgenson	$149,423	$16,824	$13,176	$149,423	NA	$13,176

(1)	Represents nine months of continued salary and 9/12ths of Mr. Jorgenson’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of January 2, 2009 and assuming a price per share of $1.84, which was the closing price of our common stock as of January 2, 2009 as reported on the NASDAQ Global Market.
(3)	Represents an additional two years vesting of the options and restricted stock units held by Mr. Jorgenson.
(4)	Represents nine months of COBRA health and dental benefits.
(5)	Mr. Jorgenson is not entitled to equity acceleration upon termination not in connection with a change in control.

Employee Confidentiality and Non-Competition Arrangements

We enter into agreements with all of our employees containing confidentiality provisions. Each of our executive officers is subject to a non-competition agreement.

Compensation of Directors

Prior to our initial public offering, we did not pay any cash compensation to members of our board of directors for their services as directors. Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings. Non-employee directors also are eligible to receive stock options under our stock incentive plans.

At the time of our initial public offering, we retained an outside consultant who assisted in designing the following compensation program. Our non-employee directors receive payment for their services as directors in a combination of cash, stock and stock options. Our non-employee directors receive an annual retainer of $28,000, payable quarterly. In addition, the chairperson of our audit committee receives an annual retainer of $12,500 and each director serving on the audit committee in a non-chairperson capacity receives an annual retainer of $6,000. The chairperson of our compensation committee receives an annual retainer of $7,000, and each director serving in a non-chairperson capacity on the compensation committee receives an annual retainer of $4,000. The chairperson of our nominating committee receives an annual retainer of $5,000, and each director serving in a non-chairperson capacity on the nominating committee receives an annual retainer of $2,000. The annual retainers payable for committee service are payable on a quarterly basis.

Non-employee directors receive non-discretionary grants of non-statutory stock options under our 2004 Stock Incentive Plan. A non-employee director is granted an option to purchase 20,000 shares of our common stock upon first becoming a member of our board of directors. These initial options vest and become exercisable over four years, with the first 25% of the underlying shares on the first anniversary of the date of grant and the remainder vesting in equal amounts monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each non-employee director is granted a non-statutory option to purchase 8,500 shares of our common stock. These options will vest on the first anniversary of the date of grant, or immediately prior to our next annual meeting of stockholders, if earlier. Non-employee directors are required to hold these options for a period of two years following the vesting of such options.

The following table shows the compensation earned by our non-employee directors in 2008:

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
William Washecka	21,083		22,016	43,099
Matthew P. Crugnale	38,000		53,993	91,993
Robert E. Grady	43,667		53,993	97,660
Gustav H. Koven III	43,000		53,993	96,993
Yunbei “Ben” Yu(3)		17,490	(6,085)	11,404
Chris Fedde	28,205		41,827	70,032

(1)	This column reports the amount of cash compensation earned in 2008 for Board and committee service.
(2)	The value of option and stock awards has been estimated pursuant to SFAS 123(R). The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold, as applicable. For more information regarding our valuation of option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-based compensation.” The following directors have outstanding option awards at 2008 fiscal year-end: Mr. Washecka (27,519), Mr. Crugnale (36,292), Mr. Grady (36,292), Mr. Koven (36,292) and Mr. Fedde (30,625).
(3)	Dr. Yu resigned from our board of directors effective June 23, 2008.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 2004 Stock Incentive Plan and 2007 Stock Incentive Plan, both of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 2, 2009:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,777,512	(1)	$4.81	2,552,849	(1)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,777,512		$4.81	2,552,849

(1)	Represents shares of common stock issuable in connection with such equity compensation plans.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We adopted a code of business conduct and ethics, or Code of Conduct, pursuant to which our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

The following is a summary of transactions since December 29, 2007 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy entitled “Compensation Discussion and Analysis.” All of the transactions described below were entered into prior to the adoption of our Code of Conduct and were approved by our board of directors.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Compensation Discussion and Analysis—Employment Arrangements with Named Executive Officers.”

Severance and Change of Control Arrangements

Some of our executive officers are entitled to certain severance and change of control benefits. For information regarding these arrangements, see “Compensation Discussion and Analysis—Change of Control Arrangements.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors. For more information regarding these stock options, see “Compensation Discussion and Analysis.”

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 23, 2009, certain information with respect to the beneficial ownership of our outstanding common stock by (i) each person or entity we know to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated as beneficially owned by such person. Unless otherwise indicated, the address for each stockholder listed is c/o AuthenTec, Inc., 100 Rialto Place, Suite 100, Melbourne, FL 32901.

Name and Address of Beneficial Owner Outstanding(1)	Number of Shares Beneficially Owned	Percent of Shares
5% Stockholders:
Carlyle Venture Partners(2)	2,607,335	9.1%
Harris Corporation(3)	2,516,835	8.8%
Hawkshaw Capital Management, LLC(4)	1,808,249	6.3%
Crosslink Capital, Inc.(5)	1,514,200	5.3%
Named Executive Officers and Directors:
F. Scott Moody(6)	1,327,608	4.5%
Lawrence J. Ciaccia, Jr(7)	207,165	*
Gary R. Larsen(8)	117,093	*
Anthony Iantosca(9)	28,004	*
Peter E. Sherlock(10)	77,000	*
Frederick Jorgenson(11)	69,838	*
Matthew P. Crugnale(12)	25,458	*
Robert E. Grady(13)	25,458	*
Gustav H. Koven III(14)	109,107	*
William Washecka	0	*
Chris Fedde(15)	18,875	*
All directors and executive officers as a group (11 persons)(16)	2,005,606	6.6%

*	Less than 1%
(1)	The percentage of shares beneficially owned was determined based on a fraction, the numerator of which is the sum of (a) the number of outstanding shares of common stock beneficially owned by such owner, (b) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 23, 2009 and (c) the number of restricted stock units which vest within 60 days of March 23, 2009 and the denominator of which is the sum of (a) 28,617,920 shares, which is the aggregate number of shares of common stock outstanding on March 23, 2009, (b) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 23, 2009, and (c) the number of restricted stock units which vest within 60 days of March 23, 2009.
(2)	The common stock is held by various investment funds associated with or designated by Carlyle Venture Partners. The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 13, 2009, reporting beneficial ownership of our securities held by DBD Investors V, L.L.C. Common stock is held by various investment funds associated with or designated by The Carlyle Group. Includes 2,511,608 shares of stock owned by Carlyle Venture Partners II, L.P. and 95,727 shares of stock owned by CVP II Coinvestment, L.P. DBD Investors V, L.L.C. is the sole general partner of TCG Holdings II, L.P. TCG Holdings II, L.P. is the sole general partner of TC Group Investment Holdings, L.P., which is the sole managing member of TCG Ventures II, L.L.C. TCG Ventures II, L.L.C. is the sole general partner of TCG Ventures II, L.P., which is the sole general partner of each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P.

Accordingly, DBD Investors V, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. through TCG Holdings II, L.P. DBD Investors V, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. The Carlyle Group’s address is 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, D.C. 20004.

(3)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 3, 2009, reporting beneficial ownership of our securities by Harris Corporation. Harris Corporation is a publicly traded company, and the corporation itself has voting and dispositive power over these shares. Harris Corporation’s address is 1025 West Nasa Boulevard, Melbourne, FL 32919.
(4)

The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 17, 2009, reporting beneficial ownership of our securities held by Hawkshaw Capital Management, LLC. The stock reported as beneficially owned by Hawkshaw Captial Management, LLC also includes shares of stock beneficially owned by Frank C. Byrd, III and Kian Ghazi. The address for Hawkshaw Capital Management, LLC is 400 Madison Avenue, 14th Floor, New York, NY 10017.

(5)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 17, 2009, reporting beneficial ownership of our securities held by Crosslink Capital, Inc. The stock reported as beneficially owned by Crosslink Capital, Inc. also includes shares of stock beneficially owned by Crosslink affiliates. Crossover Fund V Management, LLC, Crossover Fund IV Management, LLC, Delta Growth Management, LLC, and Michael J. Stark are affiliates of Crosslink Capital, Inc. Crosslink Capital, Inc.’s address is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(6)	Includes 1,067,603 shares of stock issuable upon exercise of vested options.
(7)	Includes 204,665 shares of stock issuable upon exercise of vested options.
(8)	Includes 76,756 shares of stock issuable upon exercise of vested options.
(9)	Includes 27,710 shares of stock issuable upon exercise of vested options.
(10)	Includes 74,000 shares of stock issuable upon exercise of vested options.
(11)	Includes 69,628 shares of stock issuable upon exercise of vested options.
(12)	Includes 25,458 shares of stock issuable upon exercise of vested options.
(13)	Mr. Grady is a Managing Director of The Carlyle Group and may be deemed an affiliate of DBD Investors V, L.L.C. as a result of that position. Mr. Grady expressly disclaims beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group. Includes 25,458 shares of stock issuable upon exercise of vested options.
(14)	Includes 25,458 shares of stock issuable upon exercise of vested options.
(15)	Includes 16,875 shares of stock issuable upon exercise of vested options.
(16)	Includes 1,613,611 shares of stock issuable upon exercise of vested options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with the following exceptions: F. Scott Moody failed to timely file one Form 5 relating to gifts of securities to certain charitable organizations and Anthony Iantosca failed to timely file one Form 4 relating to the exercise of stock options granted under our equity incentive plans and the sale of the underlying shares of common stock. Both forms were filed shortly after their respective filing deadlines.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has not yet selected an independent auditor to audit our consolidated financial statements for the fiscal year ending 2009. The Audit Committee will make such selection in accordance with its policies regarding the annual review and selection of an independent public accounting firm for our Company. PricewaterhouseCoopers LLP has acted as our independent auditors since its appointment in fiscal year 2007. A representative from the PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended 2007 and 2008 by PricewaterhouseCoopers LLP:

	Fiscal 2007	Fiscal 2008
Audit Fees(1)	$903,834	$550,712
Tax Fees(2)	20,000	—
All Other Fees(3)	1,500	1,500

Total Fees	$925,334	$552,212

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. This category in 2007 also includes fees for services related to our initial public offering.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international).
(3)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. Pre-approval is generally based on independence, qualifications, and performance. The Audit Committee may establish pre-approval policies for any engagement to render services if the policies are detailed as to the services and the committee is informed about the services for which each independent auditor is engaged at the next scheduled meeting. The Audit Committee may also delegate to committee members the authority to grant pre-approval provided the decisions made by the members is presented to the committee at the next scheduled meeting. The Audit Committee approved 100% of the fees for all audit and non-audit related services provided by PricewaterhouseCoopers LLP during the 2008 fiscal year.

STOCKHOLDER PROPOSALS OR NOMINATIONS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2010 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 9, 2009. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 8, 2010 but not earlier than January 8, 2010.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ Frederick Jorgenson

Frederick Jorgenson

Vice President, General Counsel, and Secretary

April 7, 2009

AUTHENTEC, INC.

100 Rialto Place, Suite 100

Melbourne, Florida 32901

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints F. Scott Moody, Gary Larsen and Frederick Jorgenson, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of AuthenTec, Inc. held of record by the undersigned on April 6, 2009 at the Annual Meeting of Stockholders to be held on May 7, 2009 at 8:30 a.m. local time, at Hilton Melbourne Rialto Place located at 200 Rialto Place, Melbourne, Florida, 32901, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL SET FORTH HEREIN, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark votes as in this example:  ☒

	For All Nominees	Withhold All	For All Except
1. Nominees for the board of Directors:	☐	☐	☐

1) F. Scott Moody

2) Matthew P. Crugnale

3) Chris Fedde

4) Robert E. Grady

5) Gustav H. Koven III

6) William Washecka				When you mark “For All Except,”

write the nominees’ numbers on the line below:

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature of Stockholder:

Signature, if held jointly:

Date:                     , 2009